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                                                                      EXHIBIT 1

                         [VISIBLE GENETICS INC. LOGO]

                            FOR IMMEDIATE RELEASE

CONTACTS:
Richard Daly (416) 813-3281            Bruno Maruzzo (416) 813-3271
CEO, Visible Genetics Inc.             Investor Relations, Visible Genetics Inc.


              DR. HEATHER MUNROE-BLUM JOINS VISIBLE GENETICS' BOARD

     TORONTO, CANADA (JULY 24, 2001): VISIBLE GENETICS INC. (VGI, NASDAQ: VGIN) today announced that Heather Munroe-Blum, Ph.D., who has been Vice-President, Research & International Relations at the University of Toronto since 1994, has joined the Visible Genetics' Board of Directors, replacing Michael Cardiff who stepped down from the Board. In her position with the University, Professor Munroe-Blum holds overall responsibility for the direction of research and international activities, as well as for related relationships, policies, practices and financial administration. She is also a governor of the University.

     Dr. Munroe-Blum was recently appointed Vice-Chair of the Board of Genome Canada which is a $300 million Canadian federal government initiative intended to bring together industry, governments, universities, hospitals, research institutes and the public in support of the national genomics research program. Professor Munroe-Blum has served as a member of the Prime Minister's Advisory Council on Science and Technology, Expert Panel on Canada's Role in International Science and Technology; the Board of Directors of the Medical Research Council of Canada (now the Canadian Institutes of Health Research); and the Premier's Council on Health, Well Being and Social Justice (Ontario). Professor Munroe-Blum is currently Chair of the Industry Canada University Advisory Group; serves as Chair of the Ontario Council on University Research; is a director of the University Health Network and a member of its Oncology Committee; and a director of the Canadian Genetic Diseases Network Centre of Excellence.

     Born in Montreal, Professor Munroe-Blum earned Bachelor of Arts and Bachelor of Social Work degrees from McMaster University in 1974. She completed a Master of Social Work degree in 1975 at Wilfrid Laurier University. In 1983, she obtained a Ph.D. in Epidemiology, with distinction, from the

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University of North Carolina at Chapel Hill. An epidemiologist, Dr.
Munroe-Blum has received major research funding support from the U.S. National Institute of Mental Health, the Canadian National Health Research and Development Program, the Ontario Mental Health Foundation, and the Ontario Ministry of Health.

     "We are extremely fortunate to have Dr. Munroe-Blum join our board", said Richard T. Daly, president and CEO of Visible Genetics. "Her knowledge and experience in research and collaborations will add significantly to our company. I also wish to thank Michael Cardiff for serving on the board and wish him well in his other business pursuits."

     Visible Genetics Inc. is a leader in the emerging field of pharmacogenomics, which uses genetic information in the identification and analysis of genes to improve patient care and reduce healthcare costs. VGI manufactures and markets high performance automated DNA sequencing systems and complete kits for the analysis of genes linked to disease. The Company's OpenGene(TM) system employs patented CLIP technology - a single-step, bi-directional sequencing method that significantly reduces the time and cost involved in identifying clinically relevant genetic information. Visible Genetics' TRUGENE(TM) HIV-1 Genotyping Test and OpenGene(TM) System are currently under review at the U.S. Food and Drug Administration (FDA).

     This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors which may cause the Company's results to differ materially from expectations. These include risks relating to the ability to obtain regulatory approval, market acceptance of genotyping and the Company's products, delays in, or the refusal of, insurance companies and other third-party payors to reimburse us for our products, delays in product development, delays in making the new Atlanta manufacturing facility operational, and other risks as detailed from time to time in the Company's SEC filings, including its most recent Annual Report on Form 20-F. These forward-looking statements speak only as of the date hereof. VGI disclaims any intent or obligation to update these forward-looking statements.

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